EXHIBIT 10.19
5001 Weston Parkway, Suite 103, Cary, NC 27513 • Phone 919-657-0660 • Fax 919-573-9318 • www.PharmaDirections.com
THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of 12/9/2005, by and between Orexigen Therapeutics, located at 12481 High Bluff Drive, San Diego, CA 92130 (“Company”) and PharmaDirections, Inc., a North Carolina corporation, located at 5001 Weston Parkway, Suite 103, Cary, NC 27513 (“Consultant”).
WITNESSETH:
     WHEREAS, the Company desires to engage Consultant to provide certain services to the Company of an advisory or consulting nature relating to technical, scientific, regulatory and planning aspects of the chemistry, analytical, pharmaceutical and formulation development in the drug development arena for selected compounds of the Company and such other services as may be mutually agreed upon from time to time by the Company and Consultant (all of the foregoing, collectively, the “Services”); and
     WHEREAS, Consultant desires to provide the Services to the Company on the terms and for the compensation set forth herein.
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Engagement. The Company hereby engages Consultant as a nonexclusive consultant to perform the Services requested by the Company, subject to the terms and conditions of this Agreement. Consultant hereby accepts such engagement for and in consideration of the compensation hereinafter provided and agrees to perform the Services in a competent, professional and efficient manner and in compliance with the terms of this Agreement and any and all applicable laws and regulations. Consultant acknowledges that the Services to be performed for the Company hereunder are essential to the Company and shall be set forth by the Company. The Services shall be defined and mutually agreed to by the Company and Consultant on a Work Order as exemplified in Attachment A prior to commencement of Services. Consultant shall not delegate or subcontract Consultant’s Services to any associates or third parties without Company’s prior written consent. Such consent will be acknowledged by Company’s signature on a work order that lists all consultants who will be authorized to work on said project.
     2. Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall expire on the first anniversary hereof, unless extended by the mutual agreement of the Company and Consultant; provided that the Company may terminate the Agreement upon thirty (30) days written notice to Consultant. Sections 4. 5 and 6 shall survive expiration of the Term or termination of this Agreement for any reason.
     3. Compensation. The Company shall pay fees on a per-project basis as approved on the corresponding work order. Consultant shall also be entitled to reimbursement from the Company for all reasonable out-of-pocket expenses incurred by Consultant in connection with the performance of Services requested by the Company, subject to receipt by the Company of adequate supporting documentation and not to exceed $500 in the aggregate without the prior written consent of the Company. All amounts payable by the Company hereunder shall be due thirty (30) days after receipt of a proper invoice therefore. Travel time in transit shall be compensated at 1/2 the rate above unless and to the extent that Consultant performs Services while traveling which Services will be paid at the full rate above. No severance pay, compensation or other benefit shall be paid to Consultant beyond the last day of the Term.
     4. Proprietary Information. Consultant acknowledges that the Company is engaged in a continuous program of research, development, testing, marketing and distribution of therapeutic products and that the Company possesses and will possess information that has been created, discovered, developed or otherwise become known to the Company or in which property rights have been or will be licensed, assigned or otherwise conveyed to the Company, which information has and will have commercial value in the business in which the Company is engaged. All of the aforementioned information is hereinafter

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5001 Weston Parkway, Suite 103, Cary, NC 27513 • Phone 919-657-0660 • Fax 919-573-9318 • www.PharmaDirections.com
     referred to as “Proprietary Information.” By way of illustration, but without limitation, “Proprietary Information” includes trade secrets, processes, formulae, compounds and properties thereof, data, files, records, protocols, research results, reports, computer programs and related source codes and object codes, improvements, inventions, techniques, marketing plans, strategies, forecasts, copyrightable material, suppliers, methods and manner of operations, information relating to the identity, needs and location of all past, present and prospective customers, suppliers, strategic partners and other third parties who do business with the Company and information with respect to the internal affairs of the Company and its affiliates. Consultant expressly agrees that Proprietary Information does not exist in written form only, but may also include oral, printed, magnetic, electronic, computer-generated or other communications and information obtained by inspection of tangible objects. Notwithstanding the foregoing, “Proprietary Information” does not include: (i) information known by or in the possession of Consultant on a nonconfidential basis prior to its disclosure to Consultant by the Company; (ii) information ascertainable or obtained from public or published information; (iii) information received on a nonconfidential basis from a third party that is not under an obligation to the Company to keep such information confidential or otherwise prohibited from disclosing such information to Consultant, or (iv) information which is or becomes known to the public (other than because of a breach of this Agreement).
     5. Consultant’s Covenants. Consultant acknowledges and agrees that (i) the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, competitive advantage and goodwill of the Company and (ii) the products and services sold and rendered (or to be sold and rendered) by the Company are unique in character and are of particular significance to the Company and the Company is in a competitive business. In consideration of Consultant’s consulting engagement by the Company and the compensation received and to be received by Consultant from the Company from time to time, Consultant hereby agrees as follows:
          (a) During the Term and for ten (10) years after its expiration or termination for any reason whatsoever, Consultant will keep in confidence and trust all Proprietary Information and will not use or disclose any Proprietary Information without the written consent of the Company, except (i) as may be necessary in the ordinary course of performing the Services or (ii) pursuant to subpoena or order of any court or governmental body or agency with jurisdiction over Consultant; provided that (A) notwithstanding the foregoing, the foregoing obligations shall continue beyond ten (10) years after expiration or termination of the Term with respect to any Proprietary Information for so long as it constitutes a trade secret of the Company and (B) Consultant shall give the Company notice of the use or disclosure permitted by Section 5(a)(ii) sufficiently in advance thereof so as to give the Company a reasonable opportunity to contest such use or disclosure and shall cooperate with the Company in such efforts. All Proprietary Information (and all patents, trademarks (whether or not registered), copyrights and other intellectual property rights in connection therewith) shall be and remain the sole and exclusive property of the Company notwithstanding the fact that such Proprietary Information may have been disclosed to Consultant in connection with his performance of the Services. For purposes of this Section 5(a), “Inventions” (as defined in Section 5(c)) shall also constitute Proprietary Information.
          (b) All documents, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to Consultant by the Company shall be and remain the sole and exclusive property of the Company and shall be returned to it immediately as and when requested by the Company.
          (c) All inventions, ideas and deliverables and other work product of Consultant hereunder, whether or not patentable, that Consultant shall make, conceive, learn or first reduce to practice during the Term, whether alone or in conjunction with others, in the performance of Services, during the hours for which he is or is to be compensated by the Company or with the use of the Company’s materials or facilities or any Proprietary Information (collectively, “Inventions”), and all patents, copyrights and other intellectual property rights in connection therewith, shall be the sole and exclusive property of the Company. Such Inventions shall be deemed “works made for hire” within the meaning of 17 U.S.C. §§

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5001 Weston Parkway, Suite 103, Cary, NC 27513 • Phone 919-657-0660 • Fax 919-573-9318 • www.PharmaDirections.com
101 and 201(b) and are not subject to any retained or reserved license, permit or other right of Consultant to use such Inventions for any purpose. Consultant hereby: (i) agrees to promptly disclose all Inventions to the Company; (ii) assigns to the Company any rights it may have or acquire in the Inventions and associated patents, copyrights and other intellectual property rights; and (iii) agrees to assist the Company (at the Company’s reasonable expense) in its acquisition and enforcement of such patents, copyrights and other intellectual property rights in any and all countries.
Company acknowledges that Consultant possesses certain inventions, processes, databases, software, know-how, trade secrets, improvements, and other assets, including but not limited to formulations, products, laboratory analyses, analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by Consultant (collectively “Consultant Property”). Sponsor and Consultant agree that any Consultant Property or improvements thereto which are used, improved, modified or developed by Consultant under or during the term of this Agreement shall be and remain the sole and exclusive property of Consultant. Without limiting the generality of the foregoing, the following items constitute Consultant Property:
Database applications developed by Consultant:
API Inventory Management
Clinical Product Inventory Management
Clinical Trial Material (CTM application)
Contract Tracking
Document Management
Drug Product Inventory Management
Electronic Batch Records
IND Electronic Document
Laboratory Operations Systems Analysis
Laboratory Sample Tracking
PharmaDirections Tracking System
Prototype Tracking
Specifications and Testing Management
Stability Data Management with Trending Analysis
Tools Developed by Consultant:
Audit Checklists
CTM SOPs
Comprehensive Preclinical Development Plans
Due Diligence Checklists
IND Preparation Template
Systems Analysis and Design Process
          (d) Consultant represents that his and his associates’ performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information of any other party acquired by Consultant in confidence or in trust prior to Consultant’s engagement by the Company. Consultant has not entered into, and agrees not to enter into, any agreement, either written or oral, that conflicts or would conflict with this Agreement or Consultant’s obligations hereunder.
          (e) Consultant shall not publish any information developed or disclosed by either party in connection with Consultant’s Services to the Company without the Company’s prior written consent.

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5001 Weston Parkway, Suite 103, Cary, NC 27513 • Phone 919-657-0660 • Fax 919-573-9318 • www.PharmaDirections.com
          (f) Consultant hereby represents and warrants to Company that (i) Consultant has the right to enter into this Agreement and to transfer the entire right, title and interest in and to the inventions to the Company as described in Sections 4 and 5 hereof and (ii) it has entered into contracts with its President and other employees, associates, agents, and representatives, if any, binding them to terms of confidentiality, noncompetition, assignment of intellectual property, independent contractor consistent with Sections 4, 5, and 6 of this Agreement and sufficient to permit Consultant to uphold its obligations hereunder.
          (g) Consultant acknowledges and agrees that any breach of this Section 5 would cause irreparable damage to the Company and that in the event of such breach or threatened breach, the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of Consultant’s obligations hereunder. If, in any judicial proceedings, a court shall refuse to enforce any of the other separate covenants set forth in this Section 5, then such unenforceable covenant shall be amended so as to be enforceable or, if deemed appropriate by such court, deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.
     6. Independent Contractor.
          (a) Acknowledgments by Consultant. Consultant acknowledges and agrees that: (i) Consultant will be treated with respect to the Company as an independent contractor and not as an employee, agent or authorized representative of the Company; (ii) Consultant, in his capacity as such, shall have no authority to bind the Company to any contract, agreement or obligation whatsoever; and (iii) the Company will not provide Consultant with any company, individual or group insurance policy or any other kind of insurance coverage or employee benefit whatsoever.
          (b) Tax Matters. Because Consultant is an independent contractor, the Company will not withhold from any compensation paid to Consultant any amounts for federal or state income taxes, or social security (FICA) for Consultant, nor will the Company pay any social security or unemployment tax with respect to Consultant. Such taxes are the responsibility of Consultant. Consultant agrees to indemnify and hold the Company (including its employees, officers, directors, agents, subsidiaries or affiliates) harmless from and against any damage, claim, assessment, interest charge or penalty incurred by or charged to the Company as a result of any claim, cause of action or assessment by any federal or state government or agency for any nonpayment or late payment by Consultant of any tax or contribution based upon compensation paid hereunder.
     7. Notices. All notices or other communications which are required to be given, served or sent by one party to the other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by nationally-recognized overnight courier with charges prepaid or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	If to Consultant:
Orexigen Therapeutics, Inc.	PharmaDirections, Inc.
Attn: Anthony McKinney	Attn: Dr. Richard Soltero
12481 High Bluff Drive	PO Box 5789
San Diego, CA 92130	Cary, NC 27512
USA	USA
Each party may designate by notice in writing a new address to which any such notice or other communication may thereafter be delivered, given or sent. Notices or other communications (i) delivered by hand shall be deemed to have been received upon delivery, (ii) sent by overnight courier shall be

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5001 Weston Parkway, Suite 103, Cary, NC 27513 • Phone 919-657-0660 • Fax 919-573-9318 • www.PharmaDirections.com
deemed to have been received on the next business day following deposit therewith and (iii) sent by mail shall be deemed to have been received three (3) days following deposit in the mail (or, if earlier in each such case, upon actual receipt).
     8. Assignment. Neither this Agreement or any interest herein or any rights hereunder shall be sold or assigned by Consultant, nor shall any of the Services and duties of Consultant hereunder be delegated to any person, associate, firm or corporation, without the prior written consent of the Company.
     9. Miscellaneous.
          (a) The provisions of this Agreement may not be waived, altered, amended or repealed, in whole or in part, except with the written consent of the Company and Consultant.
          (b) This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina (USA), without regard to the principles of conflicts of laws thereof.
          (c) This Agreement may be executed in two counterparts (which may, but need not be, be transmitted by facsimile signatures), each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
          (d) In case any one or more of the provisions contained in this Agreement or the other agreements executed in connection with the transactions contemplated hereby for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other agreements, but this Agreement or such other agreements, as the case may be, shall be construed and reformed to the maximum extent permitted by law.
          (e) This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety any and all prior written or oral agreements or understandings with respect thereto.
          (f) This Agreement shall inure to the benefit of Consultant and his or her heirs, successors, associates, personal representatives and assigns. Consultant acknowledges that the services to be rendered by him or her thereunder are unique and personal in nature. Accordingly, Consultant may not assign any of his or her rights or delegate any of his or her duties or obligations under this Agreement. The Company shall have the right to assign this Agreement to any successor of all or any substantial part of its business or assets, and any such successor shall be bound by all the provisions hereof.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Orexigen Therapeutics		PharmaDirections, Inc.

By:	/s/ Anthony McKinney	/s/ Richard Soltero

	Anthony McKinney	Dr. Richard Soltero
	COO	President

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5001 Weston Parkway, Suite 103, Cary, NC 27513 • Phone 919-657-0660 • Fax 919-573-9318 • www.PharmaDirections.com
EXHIBIT A
Work Order

Submitted to:	Date: 11/7/06
Scope
Personnel Involved
Deliverables
Fees
Agreed and Accepted
PharmaDirections, Inc.
SAMPLE – DO NOT SIGN

Richard Soltero, PhD	Date	Date
President

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